UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	April 3, 2008
U.S. AUTO PARTS NETWORK, INC.
(Exact name of registrant as specified in its charter)
Delaware	001-33264	68-0623433
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
17150 South Margay Avenue, Carson, CA		90746
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code		(310) 735-0085
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                   Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective April 3, 2008, U.S. Auto Parts Network, Inc. (the “Company”) appointed Aaron Coleman as the Company’s Executive Vice President of Operations and Chief Information Officer.  With respect to his role as Chief Information Officer, Mr. Coleman succeeds Alexander Adegan, who served in that capacity from May 2006 until April 3, 2008.  Although Mr. Adegan has resigned as Chief Information Officer, he will continue to work with the Company to facilitate an orderly transition of his responsibilities.

Prior to joining the Company, Mr. Coleman served as Senior Vice President - Online Systems at Blockbuster Inc., which he joined as Vice President - Online Systems in March 2005.  From April 2003 to March 2005, he was the Chief Technology Officer of Travelweb LLC, which is owned by priceline.com Incorporated, and was responsible for all aspects of Travelweb’s technology, including the technology for Travelweb.com and over 40 affiliate websites, as well as the booking gateway for the merchant property processing for Orbitz and priceline.com.  Mr. Coleman’s prior experience also includes serving as Manager of the Customer Technology Infrastructure group at American Airlines.

In connection with the appointment of Mr. Coleman as the Company’s Executive Vice President of Operations and Chief Information Officer, the Company entered into an employment agreement (the “Employment Agreement”) with Mr. Coleman effective as of April 3, 2008.  Pursuant to the terms of the agreement, Mr. Coleman will receive an initial annual base salary of $250,000, subject to increase from time to time at the discretion of the Compensation Committee of the Company’s Board of Directors, and will also receive a lump sum signing and retention bonus of $50,000 in April 2008.  This bonus must be repaid to the Company by Mr. Coleman in the event his employment with the Company is terminated for Cause or if he resigns without Good Reason (both as defined in the Employment Agreement), provided that such repayment amount will be reduced by $4,167 for each month of employment with the Company that Mr. Coleman completes.  Mr. Coleman will also be eligible to receive an annual target incentive bonus of up to 40% of his annual base salary, depending on the achievement of certain performance goals to be established by the Compensation Committee of the Company’s Board of Directors.  While Mr. Coleman will be employed on an at-will basis, the Employment Agreement provides that in the event of his termination for any reason other than for Cause or other than as a result of his own voluntary resignation without Good Reason, Mr. Coleman will be entitled to severance payments equal to one year’s base salary (payable over one year in accordance with the Company’s regular pay practices), plus a pro rated portion of his annual incentive bonus for the year in which he was terminated, and reimbursement for the cost of COBRA coverage for a period of up to one year following his termination of employment.

In order to assist with Mr. Coleman’s move to Southern California, the Employment Agreement provides that the Company will reimburse Mr. Coleman for his real estate sales commissions paid in connection with the sale of his current home and for closing costs for the purchase of a home in California, both up to a maximum of $35,000 in the aggregate.

As provided in the Employment Agreement, Mr. Coleman was granted a stock option to purchase up to 250,000 shares of the Company’s common stock at an exercise price of $4.01 per share, the closing sales price of the Company’s common stock as reported by the NASDAQ Stock Market on the date of grant.  The option terminates ten years from the date of grant and vests over a four year period, with 25% vesting and becoming exercisable on April 3, 2009 and the remainder vesting and becoming exercisable in 36 equal monthly installments thereafter.  In the event that Mr. Coleman’s employment with the Company is terminated for any reason other than for Cause or if he resigns without Good Reason following certain changes in control of the Company, the option will immediately vest and become fully exercisable.

Item 9.01                      Financial Statements and Exhibits

Exhibit No.	Description
10.1	Employment Agreement, dated April 3, 2008, between the Company and Aaron Coleman

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  April 8, 2008                                                                U.S. AUTO PARTS NETWORK, INC.

By:  /S/ MICHAEL J. MCCLANE
Michael J. McClane,
Chief Financial Officer, Executive Vice President
of Finance and Treasurer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement, dated April 3, 2008, between the Company and Aaron Coleman